Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Maryann A. Waryjas (the “Executive”) and Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), pursuant to the Employment Agreement between the Executive and the Company dated September 12, 2014 (the “Employment Agreement”), to fully settle and resolve any and all issues and disputes arising out of the Executive’s employment with and separation from the Company.

WHEREAS, the Company and the Executive have mutually agreed to have the Executive resign from her position with the Company effective November 10, 2015 (the “Separation Date”), and that she will be entitled to receive the compensation and benefits payable pursuant to Section 3.3 of the Employment Agreement upon her resignation; and

WHEREAS, the Company and the Executive now wish to enter into a “separation agreement,” as contemplated in Section 3.6 of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which is hereby acknowledged by each party, the Executive and the Company agree as follows:

1. Termination of Employment. The Executive agrees that her employment with the Company shall terminate on the Separation Date, and further agrees her involvement with the Company in any of the capacities listed in Sections 3.9 (a), (b) or (c) of the Employment Agreement shall also terminate on the Separation Date. The Executive shall be permitted to exhaust the full balance of her ten (10) days of accrued and unused vacation beginning on October 28, 2015 and ending on the Separation Date.

2. Unconditional Benefits. The Executive acknowledges that the Company will provide her with certain Unconditional Assistance Benefits whether or not she chooses to sign the Agreement. Such benefits are described in greater detail in Appendix A, which is attached and incorporated herein.

3. Consideration. In consideration for the Executive’s execution of this Agreement and its attached Release (defined below), and provided the Executive complies with her obligations under this Agreement and does not revoke her acceptance of the Release, the Company will provide the Executive with certain Conditional Assistance Benefits, which are described in greater detail in Appendix A, and which the Executive acknowledges represent full consideration for entering into the Agreement.

4. Benefits. Except as otherwise specifically provided in the Agreement, including Appendix A, the Executive’s eligibility to participate in the Company’s employee benefit plans and programs (including the Company’s life insurance and short-term disability benefit programs) shall end on the Separation Date.

5. General Release and Waiver of Claims. As part of the Executive’s consideration for the Conditional Assistance Benefits described in Appendix A, the Executive agrees to execute and comply with the General Release and Waiver of Claims attached as Appendix B to the Agreement (the “Release”).

6. Confidentiality and Restrictive Covenants. The Executive acknowledges and agrees that she remains bound by any and all post-employment restrictions set forth in the Employment Agreement, including but not limited to those contained within Article IV of the Employment Agreement. Notwithstanding any provision in the Employment Agreement or this Agreement to the contrary, nothing shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

7. Cooperation and Assistance. The Executive acknowledges and agrees that, as a condition to receiving the benefits described herein, the Executive shall provide assistance to the Company as described in Section 5.2 of the Employment Agreement.

8. Representation of Disclosure. The Executive represents and warrants that she has not withheld any information from the Company through its directors, officers, or CEO that may give rise to allegations threatening material liability of the Company or any of its subsidiaries or affiliates. The Executive acknowledges and agrees that this representation is a material term of the Agreement and any breach of this representation shall relieve the Company of any continuing obligation to provide the Conditional Assistance Benefits described in Appendix A of the Agreement and may require the Executive to repay to the Company such Conditional Assistance Benefits she already received.

9. No Admission. The Agreement is not an admission by any of the Released Parties (as defined in Appendix B) or by the Executive of any wrongdoing or liability, or that any action (or failure to take action) undertaken by any of the Released Parties or by the Executive was wrongful; unlawful; in violation of any local, state or federal law, statute or regulation; or capable of inflicting any damages or injury on any of the Released Parties or the Executive. The Company and the Executive each specifically deny any such wrongdoing, unlawfulness, violation, or damages.

10. Mutual Non-Disparagement. The Executive agrees, on behalf of herself and her agents, representatives, attorneys, assigns, heirs, executors, and administrators, not to make any oral or written statement to any third party that disparages the Company or its officers and directors; provided that the provisions of this Paragraph 10 shall not apply to testimony as a witness, compliance with other legal obligations, or assertion of or defense against any claim of breach of the Agreement, and shall not require the Executive to make false statements or disclosures. The Company agrees that its officers and directors will not make any oral or written statement to any third party that disparages the Executive or her job performance; provided that the provisions of this Paragraph 10 shall not apply to testimony as a witness, compliance with other legal obligations, or assertion of or defense against any claim of breach of the Agreement, and shall not require the Company’s officers or directors to make false statements or disclosures.

11. Entire Agreement. The Agreement (including the Appendices hereto) contains the entire agreement and understanding between the Executive and the Company, and supersedes any and all prior agreements (including, but not limited to, the Employment Agreement), discussions, negotiations, understandings, and proposals of the parties with respect to any of the matters described herein and therein. The Agreement and no other document or understanding between the parties shall constitute the “separation agreement” contemplated in Section 3.6 of the Employment Agreement. The terms of the Agreement cannot be changed except in a later document signed by the Executive and an authorized officer of the Company.

12. Governing Law; Venue. The Agreement shall be governed by the laws of the State of Illinois, without giving effect to any principles regarding conflicts of laws. The parties will bring and pursue any legal or equitable proceeding relating to or arising under the Agreement only in the courts of Cook County, Illinois or the United States District Court for the Northern District of Illinois. Each party consents to and agrees never to challenge the personal jurisdiction or venue of those courts, and agrees that they are a fair and convenient place to conduct any such proceeding.

13. Partial Invalidity. If any part of this Agreement is held to be unenforceable, invalid or void, then the balance of this Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

14. No Presumption. The Agreement shall be interpreted and construed as if all of its provisions were drafted jointly by the parties, and no party is entitled to the benefit of any rule of construction with respect to the interpretation of any term, condition or provision in favor of or against any drafter of the Agreement. The Agreement shall be interpreted and construed in accordance with the plain meaning of its terms and not strictly for or against either party.

15. Headings. The headings in the Agreement are for the convenience of the parties and shall not affect its meaning or interpretation.

16. Notice and Other Communications. With the exception of the acceptance of this Agreement, its attached Release (Appendix B), and the revocation of ADEA (defined below) claims contained within it, which shall be governed by Paragraph 20, below, as applicable, all notices given under the Agreement shall be in writing and shall be delivered by mail, hand, facsimile, e-mail (in .pdf format), or by a nationally known, reputable overnight delivery service addressed as follows:

If to the Executive:

Maryann A. Waryjas

At the address and e-mail address previously provided in writing to the

Company

If to the Company:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: Chief Executive Officer

Fax: (630) 574-3007

jwberger@gldd.com

With a copy to:

Godfrey & Kahn, S.C.

One East Main Street, Suite 500

Madison, WI 53703

Attn: Eric C. Wilson

Fax: (608) 257-0609

ewilson@gklaw.com

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice shall be considered effective when actually received by the addressee.

17. Taxes. The Company may withhold from any amount payable under the Agreement such federal, state or local taxes as must be withheld pursuant to any applicable law or regulation.

18. No Waiver. Either party’s failure to insist upon strict compliance with any part of the Agreement, or its failure to assert any right it may have hereunder, will not be considered a waiver of that or any other part of or right under the Agreement unless the waiver is in writing and signed by the party that is waiving its rights.

19. Binding. The terms of the Agreement shall be binding upon and inure to the benefit of the heirs, estates, predecessors, affiliates, assigns, attorneys, officers, directors, employees, agents, and representatives of the parties. In the event that any amounts under the Agreement are due following the Executive’s death, such amounts will be payable to a trust or trusts designated by the Executive in writing to the Company, so long as (i) such trust information is provided by Executive to the Company in advance of Executive’s death and (ii) such trust or trusts is/are in existence at the time payments are to be made. Otherwise, payment shall be made to the Executive’s estate. In each case, payments shall be made subject to applicable law, deductions and withholdings and the terms and conditions of applicable employee benefit plans.

20. Acceptance and Revocation Procedures.

a. Acceptance of Agreement: The Executive acknowledges and agrees that she may agree to the terms of the Agreement by signing and dating it (but not the Release, which shall be governed by Paragraph 20(b), below) and returning the signed and dated Agreement via mail, email (in .pdf format), hand delivery, or overnight delivery, so that it is received by Eric J. Wilson, Godfrey & Kahn, S.C., One East Main Street, Suite 500, Madison, WI 53703, E-Mail: ewilson@gklaw.com, on or before 5:00 p.m. Central Time on Wednesday, October 14, 2015.

b. Acceptance of Release: The Executive acknowledges and agrees that she may agree to the terms of the Release by signing and dating it no earlier than Wednesday, November 11, 2015, and returning the signed and dated Agreement via mail, email (in .pdf format), hand delivery, or overnight delivery, so that it is received by Eric J. Wilson, Godfrey & Kahn, S.C., One East Main Street, Suite 500, Madison, WI 53703, E-Mail: ewilson@gklaw.com, on or before 5:00 p.m. Central Time no later than Tuesday, November 17, 2015.

c. By executing the Agreement and Release, the Executive acknowledges and agrees that:

d. The Executive has carefully read all parts of the Agreement (including the Release) and fully understands the meaning of the terms and conditions contained herein;

e. The Company has advised the Executive, and is hereby advising her in writing, to consult with an attorney of her choosing prior to signing the Agreement;

f. The Release includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”);

g. The Agreement and Release were originally presented to the Executive on Friday, October 9, 2015. The Executive acknowledges and agrees that she has had the opportunity to take more than 21 days after receiving the Release, to decide whether to sign it;

h. With regard to the release of ADEA claims contained within the Release, the Executive understands that she has seven (7) days after signing the Release within which to revoke her thereof (“Revocation Period”), and such revocation will not be effective unless written notice of the revocation is, via mail, e-mail (in .pdf format), hand delivery, or overnight delivery, directed to and received by Eric J. Wilson, Godfrey & Kahn, S.C., One East Main Street, Suite 500, Madison, WI 53703, E-mail: ewilson@gklaw.com, on or before 5:00 p.m. Central Time on the first business day following the end of the Revocation Period. Notwithstanding the foregoing, in the event the Executive signs the Release in a timely manner, the parties agree that this Paragraph 20(h) applies only to the release of ADEA claims, and that revocation under this Paragraph 20(h) shall not apply to her release of any other claims contained within the Release all of which shall remain in full force and effect. The parties further acknowledge and agree that they have valued the release of ADEA claims at $200,000; therefore, should the Executive revoke her release of ADEA claims under this Agreement, the Severance Payments discussed in Appendix A shall be reduced by $200,000;

i. The Executive is signing the Agreement knowingly, voluntarily and without any coercion or duress;

j. The only consideration the Executive is receiving for signing the Agreement is described in the Agreement itself, and no other promises or representations of any kind have been made to cause her to sign it; and

k. If the Executive chooses not to execute the Release in the manner set forth in Paragraph 20(b), above, this Agreement shall be deemed null and void, and the respective rights and responsibilities of the Executive and the Company under the Employment Agreement shall apply.

21. Remedies. Upon the material violation or breach by the Executive or the Company of any of the terms of the Agreement, and her/its failure to cure such breach within five (5) business days of written notice, and in addition to any other remedies available to the wronged party, the wronged party shall be entitled to suspend indefinitely further performance or obligations (including additional payments due) under the Agreement and recover any damages suffered as a result of such breach, including recoupment of any payments made under the Agreement, as well as any reasonable attorneys’ fees and costs incurred in remedying such breach. In addition, either party may seek injunctive or equitable relief.

22. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in the Agreement by seeking other employment or otherwise.

23. Section 409A. Notwithstanding any provision of the Agreement to the contrary, the Agreement is intended to be exempt from or, in the alternative, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretive guidance thereunder (the “Code”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent. Each payment under the Agreement or any Company benefit plans is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.

24. Counterparts. The Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed an original, but all such counterparts together shall constitute but one agreement. In the event that any signature to the Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original

25. Indemnification and Directors and Officers Liability Insurance Coverage. Notwithstanding anything herein to the contrary, nothing in this Agreement shall impact in any way the Company’s obligations to indemnify and advance expenses on behalf of the Executive after the Separation Date pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”) as in effect on the Separation Date, or other policies or pursuant to Delaware law. It is understood that the Company’s obligation to indemnify and advance expenses shall continue as stated in Article V of the Bylaws whether or not that Article may be subsequently revoked, modified, or amended. For a minimum of six (6) years after the Separation Date, the Company shall continue to provide directors and officers liability insurance coverage for the Executive with respect to claims arising out of or in connection with the Executive’s employment.

[Signatures to follow on next page]

SIGNATURE PAGE TO SEPARATION AGREEMENT

EXECUTIVE	GREAT LAKES DREDGE & DOCK CORPORATION

/s/ Maryann A. Waryjas	By:	/s/ Jonathan W. Berger
Maryann A. Waryjas		Jonathan W. Berger
	Its:	Chief Executive Officer

Date:	10/9/15	Date:	10/9/15

APPENDIX A TO SEPARATION AGREEMENT

POST-TERMINATION PAYMENTS AND BENEFITS

Unconditional Assistance Benefits.

Whether or not the Executive chooses to sign the Agreement or revoke her release of ADEA claims as described in Paragraph 20(h) of the Agreement, the Company and the Executive acknowledge that the Executive will receive the following Unconditional Assistance Benefits, to extent that such benefits have not already been provided to the Executive as of the date of this Agreement:

•	The Executive shall be paid for all Base Salary earned through the Separation Date. The Executive acknowledges that, should she sign the Agreement, she will use and exhaust the full balance of her accrued and unused vacation time, beginning on October 28, 2015 and running through the Separation Date and, as such, the Executive shall have no accrued and unused vacation time available as of the Separation Date nor shall the Executive be entitled to any payout of accrued and unused vacation time. Should the Executive choose not to sign the Agreement, the Executive shall be paid all accrued and unused vacation earned through the Separation Date.

•	If the Executive chooses not to sign the Agreement or Release in Appendix B, the Executive shall be paid a pro rata portion of the Executive’s annual bonus at target level. If the Executive chooses to sign the Agreement and Release, payment of this benefit shall be governed by the “Pro Rata Bonus” provision under “Conditional Assistance Benefits,” below.

•	The Executive shall receive any and all benefits under the Company’s Supplemental Savings Plan and employee benefits plans through the Separation Date.

•	The Company will reimburse the Executive for any and all reasonable business expenses she incurred on or prior to the Separation Date, in accordance with the Company’s expense reimbursement policy.

•	The Company will provide the Executive with the right to participate, at her own expense, in the Company’s group health insurance plan, in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

•	The Executive will be provided all appropriate information concerning her rights and obligations under the Company’s 401(k) Savings Plan.

•	To the extent that the Company has made any over-deductions with respect to the Executive and the Executive’s participation in the Company’s Stock Purchase Plan, the Company will pay all such amounts to the Executive on the Company’s first regularly scheduled pay date following the Separation Date.

Conditional Assistance Benefits.

As consideration for the Executive’s execution of the Agreement (including the Release in Appendix B), and provided that the Executive complies with her obligations under the Agreement and the Employment Agreement, then following the expiration of the Revocation Period (as defined in Paragraph 20(h) of the Agreement), the Company will provide the Executive with the following Conditional Assistance Benefits, in accordance with Section 3.3 of the Employment Agreement:

•	Separation Payments: The Company will pay the Executive an aggregate, pre-tax amount of Five Hundred Two Thousand Five Hundred Dollars ($502,500.00), which is equivalent to eighteen (18) months of the Executive’s base salary as of the Separation Date (the “Severance Amount”). The Severance Amount will be payable to the Executive in equal installments, less ordinary withholdings, during the eighteen (18) month period (the “Severance Period”) that begins after the expiration of the Revocation Period (as defined in Paragraph 20(h) of the Agreement), with the Company responsible for payment of the employer’s share of any applicable taxes. All subsequent payments shall be made on the Company’s regularly scheduled pay dates. For unemployment compensation purposes (if the Executive applies for and is determined eligible to receive said benefits as provided by law), the Executive will immediately advise the Illinois Department of Employment Security or other applicable unemployment insurance program of her receipt of such severance, and agrees and acknowledges that the Severance Amount shall be allocated to the eighteen (18) months immediately following the period the expiration of the Revocation Period (as defined in Paragraph 20(h) of the Agreement).

Notwithstanding the foregoing, in the event of a “Change in Control” during the Severance Period, the balance of the unpaid Severance Amount shall be accelerated and paid to the Executive in a single lump sum within thirty (30) days of the Change in Control event. For purposes of this Agreement, “Change in Control” shall have that same definition as is set forth in Section 3.4 of the Employment Agreement.

•	Bonus/SSP Payment: The Company will pay to the Executive a single lump-sum payment in the pre-tax amount of Two Hundred Nineteen Thousand and Three Hundred Fifty Dollars ($219,350.00), which is equivalent to one and one-half times the average of the Executive’s actual annual bonus (on an annualized basis) and the Supplemental Savings Plan benefits over three years (or shorter period) immediately preceding the Separation Date (the “Bonus/SSP Payment”). The Bonus/SSP Payment will be paid when all other Company executives receive annual bonus payments, if any, but in no event later than March 15, 2016.

•	Pro Rata Bonus. The Executive shall be paid a pro rata portion (based on days elapsed in the calendar year through October 9, 2015) of the Executive’s annual bonus at target level. This payment of One Hundred Twenty-Nine Thousand Four Hundred Ten and 50/100 Dollars ($129,410.50) shall be made in a single lump sum on the Company’s first regularly scheduled pay date following the Separation Date. Should the Executive choose to sign the Agreement and Release, the Executive acknowledges and agrees that this is the appropriate calculation of the “pro rata portion of the Executive’s annual bonus at the target level under Section 2.2” referenced in Section 3.3 of the Employment Agreement.

•	COBRA Subsidization: If the Executive exercises her right to continue coverage under the Company’s medical and dental plans pursuant to COBRA, the Company will continue to pay the normal employer share of such costs for up to eighteen (18) months following the Separation Date. During the period under which the Executive is receiving the Severance Amount, the Company shall reduce the Executive’s payments of the Severance Amount by the Executive’s share of the cost of such benefits, which shall be fixed at the amount the Executive paid for such coverage on the Separation Date.

•	Vesting Credit: The Executive shall receive eighteen (18) months of age and vesting credit for any unvested equity awards, measured from the Separation Date. As such, her “Termination Date” for purposes of any such agreement shall be determined to be May 10, 2017.

The Company and the Executive agree that because the Conditional Assistance Benefits detailed below are being provided to the Executive, in part, to ensure that the Executive has no incentive to initiate litigation against the Company for claims arising on or before the date of this Agreement, if the Executive files any action against the Company in any court of competent jurisdiction, and such action includes any claim or claims arising on or before the date of this Agreement, then the Company’s obligation to pay any amounts under this Agreement shall cease, any amounts paid to the Executive under this Agreement prior to the date on which the action is filed shall become immediately owed to the Company, and the Company shall have right to recover such amounts owed to the Company through any means permitted by law.

Pursuant to Section 3.6 of the Employment Agreement, the Company’s obligation to pay the Conditional Assistance Benefits shall cease upon: (a) the Executive’s material breach or breaches of any of her contractual obligations to the Company, including those contained in the Agreement and the Employment Agreement; or (b) the Company’s discovery of facts and circumstances that would have justified the Executive’s termination for Cause (as defined in the Employment Agreement).

By signing this Agreement, the Executive acknowledges and agrees that nothing in the Agreement, including this Appendix A, is intended to be tax advice and that the Company recommends that the Executive discuss her personal tax situation with her tax advisor.

APPENDIX B TO SEPARATION AGREEMENT

GENERAL RELEASE AND WAIVER OF CLAIMS

1.	Released Parties. As used in the Agreement to which this Appendix is attached and in this Appendix B (the “Release”), “Released Parties” means: (a) the Company; (b) all of the Company’s subsidiaries and affiliates; and (c) all past and present officers, directors, agents, employees, employee benefit plans (and their sponsors, fiduciaries and administrators), insurers, and attorneys of any of the entities described in the immediately preceding clauses (a) and (b).

2.	Release and Waiver of Claims.

a.	In return for the consideration from the Company described in the Agreement, the Executive, on behalf of herself and her agents, representatives, attorneys, assigns, heirs, executors, and administrators, releases each of the Released Parties from, and agrees not to bring any action, suit or proceeding against any of the Released Parties regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type (collectively, “Claims”), relating to any act, failure to act or event that occurred up to and including the date on which the Executive signs the Agreement, including without limitation, all Claims arising out of or in connection with the Executive’s employment or separation of employment with the Company, and including but not limited to:

i.	The Age Discrimination in Employment Act of 1967, as amended (“ADEA”);

ii.	Any and all Claims arising out of any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Employee Retirement Income Security Act, the False Claims Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Illinois Human Rights Act;

iii.	Any and all Claims for wrongful or retaliatory discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or fraud, negligent or intentional interference with contract or prospective economic advantage, defamation, negligence, personal injury, invasion of privacy, false imprisonment, conversion, or any other remuneration; and/or any other contract or tort claim;

iv.	Any and all Claims arising out of any constitutional provision, statute, law, ordinance, executive order, or regulation relating to employment, termination of employment or discrimination or retaliation in employment;

v.	Any and all Claims arising out of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, option plan, severance plan, covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, damages, or any other remuneration; and/or

1

vi.	Any and all Claims for attorneys’ fees and costs.

b.	This Release does not apply to or affect Claims that cannot be released or waived under applicable law, Claims for benefits under applicable worker’s compensation laws, Claims for benefits arising under the Agreement, Claims for benefits under any applicable Company director and officer liability insurance policy, Claims for indemnification or advancement of expenses under Article V of the Amended and Restated Bylaws of the Company, or Claims for benefits in accordance with the terms of the Company’s health and dental benefit plans, as modified by COBRA, or Claims under the Company’s 401(k) or Supplemental Savings Plans. This Release shall not limit or restrict the Executive’s right under the ADEA to challenge the validity of the Agreement in a court of law, including the Executive’s right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission) or participate in an investigation or proceeding initiated or conducted by a government agency concerning that charge or complaint; provided, however, this Release does prevent the Executive from making any personal recovery against the Company or the Released Parties, including the recovery of money damages, as a result of filing an ADEA charge or complaint with a government agency against the Company and/or any of the Released Parties. Likewise, by signing this Release, the Executive acknowledges and agrees that if she brings any claim or claims against the Company under the Illinois Wage Payment and Collection Act, any recovery she receives shall be offset by any amounts she has received for the Severance Payment and Bonus/SSP Payment as provided in Appendix A.

c.	The Executive affirms that as of the time she signed the Agreement and Release, no Claim, action or proceeding covered by Paragraph 2(a) of this Release was or is pending against any of the Released Parties. The Executive further acknowledges that she is the sole and lawful owner of all rights, title and interest in and to all matters released under this Paragraph 2, and that she has not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.

3.	Governing Law. This Release and its interpretation shall be governed and construed in accordance with the laws of the state of Illinois, and shall be binding upon the parties hereto and the Company’s and the Executive’s respective successors and assigns.

4.	Voluntary Acceptance Procedures. As detailed in Paragraph 20 of the Agreement, the Executive, by signing this Release below, acknowledges and agrees to the following:

a.	The Executive has been (and is hereby) advised by the Company to consult with an attorney before signing this Release;

b.	The Agreement, including the Release, were originally presented to the Executive on October 9, 2015, and the Executive has had the opportunity to take more than 21 days after receiving this Release to decide whether to sign it, has carefully read and fully understands the terms of this Release and accepts such terms knowingly and voluntarily;

2

c.	The Executive understands that this Release includes a general release of claims, including a release of all claims under the ADEA;

d.	The Executive understands that she may accept this Release at any time after the Separation Date by signing and dating in the space indicated below and returning the signed and dated Release and Agreement, via mail, e-mail (in .pdf format), hand delivery, or overnight delivery, so that it is received by Eric J. Wilson, Godfrey & Kahn, S.C., One East Main Street, Suite 500, Madison, WI 53703, E-mail: ewilson@gklaw.com, on or before 5:00 p.m. Central Time no later than Tuesday, November 17, 2015; and

e.	The Executive understands that, with regard to the release of ADEA claims contained above, she has seven (7) days after signing the Agreement and the Release within which to revoke her acceptance of the release of such ADEA claims (“Revocation Period”), and such revocation will not be effective unless written notice of the revocation is, via mail, e-mail (in .pdf format), hand delivery, or overnight delivery, directed to and received by Eric J. Wilson, Godfrey & Kahn, S.C., One East Main Street, Suite 500, Madison, WI 53703, E-mail: ewilson@gklaw.com, on or before 5:00 p.m. Central Time on the first business day following the end of the Revocation Period. The Executive further understands that, notwithstanding the foregoing, in the event the Executive signs this Agreement in a timely manner, the Executive may revoke only her release of ADEA claims, and that such revocation shall not apply to her release of any other claims contained within this Release, all of which shall remain in full force and effect. The parties further acknowledge and agree that they have valued the release of ADEA claims at $200,000; therefore, should the Executive revoke her release of ADEA claims under the Agreement, the Severance Payment discussed in Appendix A shall be reduced by $200,000.

5.	Partial Invalidity of Release. If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

6.	Headings. The headings and subheadings in this Release are inserted for convenience and reference only, and are not to be used in construing the Release.

EXECUTED THIS	DAY OF , 2015.

Maryann Waryjas

3